STOCK PURCHASE AGREEMENT

AMONG

MANHATTAN SCIENTIFICS, INC.,

METALLICUM, INC.

AND

THE SHAREHOLDERS OF METALLICUM, INC.

Dated June ☐, 2008

i

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of June [•], 2008 (the “Agreement”), among Manhattan Scientifics, Inc., a corporation existing under the laws of Delaware (the “Purchaser”), Metallicum, Inc., a corporation existing under the laws of New Mexico (“Metallicum”), and the shareholders of Metallicum listed on Schedule 1 hereof (collectively the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers own an aggregate of 2,000 shares of common stock, no par value per share (the “Shares”), of Metallicum, which Shares constitute all of the issued and outstanding shares of capital stock of Metallicum; and

WHEREAS, the Sellers desire to sell to Purchaser, and the Purchaser desires to purchase from the Sellers, the upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I SALE AND PURCHASE OF SHARES

1.1	Sale and Purchase of Shares.

Upon the terms and subject to the conditions contained herein, on the Closing Date each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, all Shares of Metallicum owned by such Seller set forth opposite such Seller's name on Schedule 1 attached hereto.

ARTICLE II PURCHASE PRICE AND PAYMENT

2.1	Amount and Payment of Purchase Price.
(a)	On the Closing Date, the Purchaser shall issue 15,000,000 shares of Purchaser’s common stock (the “Common Stock”) to the Sellers based on the percentages set forth on Schedule 1.
(b)	After the Closing Date, an additional 15,000,000 shares of Common Stock will be payable to the Sellers in the event:
(i)	Metallicum is granted an exclusive license by The Los Alamos National Laboratory on patents US7152448 and US6399215 related to nanostructured materials;
(ii)	Metallicum manufactures and sells in the United States a nanostructured titanium dental implant product and receives, if required, Food and Drug Administration approval;

(iii)

Metallicum, with Purchaser’s cooperation, develops and submits U.S. patent applications to protect the current titanium nanostructuring technology for dental implant and additional medical device applications;

(iv)

Metallicum secures commercial contracts for, in Purchaser’s reasonable good faith judgment, material sales of nanostructured metal with at least two customers; provided that any commercial contract for the sale of nanostructured metal;

(v)	Metallicum is a subsidiary of the Purchaser on May 30, 2010; provided that Terry C. Lowe is employed by Metallicum on such date.

Upon achieving both milestones listed in (i) and (ii) above, the Sellers will receive 6,000,000 shares of Common Stock based on the percentages set forth on Schedule 1. Upon achieving each of the milestones listed in (iii), (iv) and (v) above, the Sellers will receive 3,000,000 shares of Common Stock based on the percentages set forth on Schedule 1; provided, that both of the milestones listed in (i) and (ii) above have been achieved. If the Purchaser sells Metallicum, prior to May 30, 2010, all milestones shall be considered achieved and the Purchase will deliver the shares of Common Stock to the Sellers for all milestones.

If, one year from the Closing Date, Metallicum has not achieved the milestones described in subsection (b)(i) and (b)(ii) of this Section 2.1, Purchaser shall have the ability, by sending a notice to the shareholders of Metallicum, to rescind the purchase of Metallicum by Purchaser. As a result of such rescission, the Purchaser shall exchange the Shares of Metallicum received on the Closing Date for the shares of the Purchaser’s Common Stock issued to the shareholders of Metallicum on and after the Closing Date.

Purchaser agrees and acknowledges that it shall be required to support Metallicum and provide resources, in its good faith judgment, to Metallicum to achieve the above milestones.

(c)

If, one year from the Closing Date, Purchaser is not current in its periodic reporting obligations under the Securities Exchange Act of 1934, Metallicum’s shareholders shall have the ability, by sending a notice to the Purchaser, to rescind the purchase of Metallicum by Purchaser. As a result of such rescission, the shareholders of Metallicum will exchange any shares of the Purchaser’s Common Stock received on and from the Closing Date for the number of Metallicum Shares owned by such stockholder on the Closing Date.

(d)

The shareholders of Metallicum shall not sell shares of the Purchaser’s Common Stock until after the one-year anniversary of the Closing Date; provided, however, after six months from the Closing Date, the shareholders of Metallicum may sell shares in accordance with the provisions in subsection (e) hereof after any 20 consecutive trading day period when (i) the average daily trading volume is 10 times the 20-day trading period immediately preceding the Closing Date and (ii) the daily closing price during such trading period shall have increased on each consecutive day during the trading period.

(e)

Notwithstanding anything herein to the contrary, after the one-year anniversary of the Closing Date, each shareholder of Metallicum may sell in any three-month period up to 25% of the average weekly trading volume of the security for the four calendar weeks prior to the sale.

ARTICLE III CLOSING AND TERMINATION

3.1	Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 2 hereof (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, NY 10006 (or at such other place as the parties may designate in writing) on such date as the Sellers and the Purchaser may designate. The Closing may also take place through the delivery of documents in electronic or telefaxed format or through courier delivery of actual signatures to counsel for the parties.

3.2	Termination of Agreement.

This Agreement may be terminated prior to the Closing by either (a) mutual written consent of the Sellers and the Purchaser or (b) the failure to complete the Closing by June 30. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, Metallicum or any Seller; provided, however, that nothing in this Section 3.2 shall relieve the Purchaser or any Seller of any liability for a breach of this Agreement.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS

For purposes of this Agreement, any statement made to the knowledge of Metallicum shall mean the knowledge of the Sellers. A Seller shall be deemed to have “knowledge” of a particular fact or other matter if such Seller is actually aware of such fact or other matter, or should, by reason of his or her position as an owner, director or executive officer of Metallicum, reasonably be expected to be aware of such fact or other matter.

The Sellers hereby jointly and severally represent and warrant to the Purchaser that:

4.1	Organization and Good Standing of Metallicum.

Metallicum is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above.

4.2	Authority.
(a)

Metallicum has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a Material Adverse Effect.

(b)

The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by Metallicum’s Board of Directors and by Metallicum’s stockholders having full power and authority to authorize such actions.

(c)

Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation or other agreement to which Metallicum or any Seller is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of Metallicum, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on Metallicum or any Seller in any way, except where such would not have a Material Adverse Effect.

4.3	Shares.
(a)

Metallicum’s authorized capital stock consists of 2,000 shares of Common Stock, no par value per share, of which 2,000 shares have been issued to Sellers and constitute the Shares as defined above. All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

(b)

The Sellers are the lawful record and beneficial owners of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c)

There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Seller or Metallicum are or may become obligated to issue, assign or transfer any shares of capital stock of Metallicum. Upon the delivery to Purchaser on the Closing Date of the certificate(s) representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of Metallicum, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

4.4	Basic Corporate Records.

The copies of the Articles of Incorporation of Metallicum (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of Metallicum, all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

The minute books of Metallicum, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders and Board of Directors of Metallicum, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of Sellers’ knowledge, contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders and the Board of Directors of Metallicum.

4.5	Subsidiaries and Affiliates.

Any and all businesses, entities, enterprises and organizations in which Metallicum has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified in Schedule 4.5 hereto, together with Metallicum’s interest therein.

4.6	Consents.

No consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the business currently conducted by Metallicum can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by Metallicum, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of Metallicum, except where the failure of any of the foregoing would not have a Material Adverse Effect.

4.7	Financial Statements.

The Sellers have delivered, or will deliver prior to Closing, to the Purchaser copies of the financial statements dated December 31, 2007 and the period then ended, all of which are true, complete and correct, have been prepared from the books and records of Metallicum. The records and books of the Company reflect all material assets, liabilities and accruals.

There are no liabilities or obligations of Metallicum of any kind whatsoever exceeding $10,000, individually or in the aggregate, whether accrued, fixed, absolute, contingent, determined or determinable, except as identified in Schedule 4.14.

4.8	Taxes.

For purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

Metallicum has timely filed all federal returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by Metallicum with any Tax authority effective through the Closing Date. All such Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.

Metallicum has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against Metallicum. Metallicum has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

4.9	Real Property Matters.

Metallicum does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

4.10	Patents, Software, Trademarks, Etc.

Metallicum owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its Business as now operated by it. The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to Metallicum and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in Schedule 4.10. Sellers hereby specifically acknowledge that all right, title and interest in and to all patents and software listed on Schedule 4.10 as patents owned by Metallicum are owned by Metallicum or Metallicum has a right to use same and that the ownership of such patents and software will be transferred as part of Metallicum to Purchaser as part of the transaction contemplated hereby. No officer, director, shareholder or employee of Metallicum or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to Metallicum or related to its business except as listed in Schedule 4.10.

All of said Intangibles are valid and in good standing to the best of Sellers’ knowledge, and are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in Schedule 4.10. Metallicum has not been charged with, nor to Sellers’ knowledge has it infringed or is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Sellers nor Metallicum has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others. Metallicum is not now manufacturing any goods under a present permit, franchise or license, except as set forth in said Schedule 4.10. The consummation of the transactions contemplated hereby will not alter or impair any rights of Metallicum in any such Intangibles or in any such permit, franchise or license, except as described in Schedule 4.10. The Intangibles and Metallicum’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality and will be maintained in such a manner that

Metallicum can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it. To Sellers’ knowledge, Metallicum has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

4.11	Machinery and Equipment.

Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business (the “Business”), together with any machinery or equipment that is leased or operated by the Company, are in fully serviceable working condition and repair. Schedule 4.11 describes all Fixed Assets owned by Metallicum. All Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its Business.

4.12	Lists of Contracts, Etc.

There is included in Schedule 4.12 a list of the following items (whether written or oral) relating to Metallicum, which list identifies and fairly summarizes each item (collectively, “Contracts”):

(a)	All joint venture contracts of Metallicum or affiliates relating to the Business;
(b)

All contracts of Metallicum relating to (a) obligations for borrowed money and (b) obligations under capital leases, (e) debt of others secured by a lien on any asset of Metallicum, and (f) debts of others guaranteed by Metallicum;

(c)

All agreements of Metallicum relating to the supply of raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(d)	All contracts that individually provide for aggregate future payments to or from Metallicum of $50,000 or more, to the extent not included in (a) through (c) above;
(e)	All contracts of Metallicum that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (a) through (d) above;
(f)

All contracts, agreements and commitments of Metallicum set forth in Schedule 4.12 are valid, binding and in full force and effect, and (ii) neither Metallicum nor, to the best of Sellers’ knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. Immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on Metallicum resulting from the sale of the Shares by the Sellers.

4.13	Compliance With the Law.

Metallicum is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect. Metallicum has not been and is not now charged with, or to the best knowledge of the Sellers or Metallicum under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of any Seller or Metallicum after due inquiry, are there any circumstances that would or might give rise to any such violation. Metallicum has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority, except where the failure to file such would not have a Material Adverse Effect.

4.14	Litigation.

Except as specifically identified on the Balance Sheet or footnotes thereto or set forth in Schedule 4.14:

(a)

There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Sellers or Metallicum, threatened, against the Sellers or Metallicum, relating to its Business or Metallicum or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to Metallicum or any Seller for any such action.

(b)

There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Sellers or Metallicum relating to its Business or Metallicum the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by Metallicum or which limit or control or otherwise would have a Material Adverse Affect on its method or manner of doing business.

4.15	Absence of Certain Changes or Events.

Metallicum has not, since December 31, 2008:

(a)

Incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its business consistent with past practice or in connection with the performance of this Agreement;

(b)	Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its Business; or
(c)	Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock.

4.16	Absence of Certain Commercial Practices.

Metallicum nor any Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for Metallicum or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

4.17	Environmental Matters.

The operations of Metallicum, to the best knowledge of Sellers, are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

Metallicum has obtained all permits required under all applicable Environmental Laws necessary to operate its business, except for any failures of such which would not have a Material Adverse Effect;

Metallicum is not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof; and

Metallicum has not received any written communication alleging either or both that Metallicum may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

4.18	Investment Intent.

The Purchaser Shares are being acquired hereunder by the Sellers for investment purposes only, for their own account, not as a nominee or agent and not with a view to the distribution thereof. The Sellers have no present intention to sell or otherwise dispose of the Purchaser Shares and they will not do so except in compliance with the provisions of the Securities Act of 1933, as amended, and applicable law. The Sellers understand that the Purchaser Shares which may be acquired hereunder must be held by them indefinitely unless a subsequent disposition or transfer of any of said shares is registered under the Securities Act of 1933, as amended, or is exempt from registration therefrom. The Sellers further understand that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Seller) promulgated under the Securities Act of 1933, as amended, depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.19	Investment Experience; Suitability.

The Sellers are each sophisticated investors familiar with the type of risks inherent in the acquisition of securities such as the Purchaser Shares and the Sellers’ financial position is such that the Sellers can afford to retain the shares of Purchaser Shares for an indefinite period of time without realizing any direct or indirect cash return on its investment.

4.20	Accreditation.

[•] are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. The Sellers understand that the Purchaser Shares are being offered to them in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of, and the Sellers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of the Sellers to acquire the Purchaser Shares.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	Organization and Good Standing of the Purchaser.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2	Authority.

(a)       The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b)       The execution of this Agreement and the delivery hereof to the Sellers and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors having full power and authority to authorize such actions.

5.3	Consents.
(a)

The execution and delivery of this Agreement, the acquisition of the Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b)

No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or any other agreement referenced herein or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4	Litigation.

There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5	Investment Intent.

The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6	Due Authorization of Purchaser Shares.

The shares of Purchaser Common Stock, when delivered to the Sellers, shall be validly issued and outstanding as fully paid and non-assessable, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

ARTICLE VI COVENANTS

6.1	Access to Information.

Metallicum agrees that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Metallicum and such examination of the books, records and financial condition of Metallicum and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records.

Purchaser agrees that, prior to the Closing Date, Metallicum shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Purchaser and such examination of the books, records and financial condition of the Purchaser as it reasonably requests and to make extracts and copies of such books and records.

No investigation prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements contained in this Agreement or any other agreement referenced herein.

6.2	Conduct of the Business Pending the Closing.
(a)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall, and shall cause Metallicum to:
(i)	Conduct the respective businesses of Metallicum only in the ordinary course consistent with past practice;
(ii)

Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of Metallicum and (B) preserve its present relationship with parties having business dealings with Metallicum; and

(iii)	Comply in all material respects with applicable laws.
(b)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall not, and shall cause Metallicum not to:
(i)

Transfer, issue, sell or dispose of any shares of capital stock or other securities of Metallicum or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of Metallicum;

(ii)	Amend the Articles of Incorporation or Bylaws of Metallicum;
(iii)

Subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of Metallicum;

(iv)

Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of Metallicum;

(v)	Enter into any commitment for capital expenditures out of the ordinary course;
(vi)	Permit Metallicum to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(vii)

Permit Metallicum to enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to or otherwise acquire the securities of any other party;

(viii)

Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Sellers in this Agreement or any other agreement referenced herein untrue or incorrect in any material respect as of any time through and including the Closing.

6.3	Other Actions.

Each of the Sellers and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.4	Use of Name.

The Sellers hereby agree that upon the consummation of the transactions contemplated hereby, the Purchaser and Metallicum shall have the sole right to the use of the name “Metallicum, Inc.” and the Sellers shall not, and shall not cause or permit any affiliate to, use such name or any variation or simulation thereof.

6.5	Employment Agreements.

Terry Lowe shall enter into an employment agreement with Metallicum or the Purchaser as soon as possible after Closing, contingent on approval from Los Alamos National Security LLC, including terms or restriction imposed under Los Alamos National Laboratory’s conflict of interest management policy.

6.6	Tax Election.

At the sole discretion of the Purchaser, the Sellers agree to make a timely election under Internal Revenue Code Section 338(h)(10) (“338(h)(10) election”), and Purchaser shall indemnify and hold harmless Sellers from and against any Tax liabilities imposed on Sellers as a result of having made any such 338(h)(10) election to the extent that such Tax liabilities exceed the Tax liabilities that the Sellers would incur in the absence of such election (the “Purchaser Tax Payments”). In the event that the Sellers incur any Tax obligations as a result of the 338(h)(10) election which are in excess of amounts due had the transactions set forth herein been taxed as a stock sale, then the amount that the Purchaser shall be required to reimburse Sellers under this paragraph (1) shall be grossed up to assure that Sellers do not incur any Tax cost as a result of the 338(h)(10) election and the reimbursement payments under this paragraph and (2) shall take into account the highest marginal income tax rate applicable to payments of this type at the applicable times as applies to any of the Sellers. Any Purchaser Tax Payments shall be treated by the parties as additional Purchase Price and shall be paid to Sellers not less than seven (7) days prior to the time Sellers are required to pay such amounts with a Federal tax return or estimate. Any amounts payable hereunder to the Sellers shall be paid in cash unless otherwise agreed to in writing by the Sellers.

6.7	Tax Matters.

(a)	Tax Periods Ending on or Before the Closing Date.

The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Metallicum for all periods ending on or prior to the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof).

(b)	Tax Periods Beginning Before and Ending After the Closing Date.

Metallicum or the Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Metallicum for Tax periods that begin before the Closing Date and end after the Closing Date.

6.8	Non-Competition.

For a period of two years after the later of the Closing Date or the termination of Terry Lowe’s employment by Metallicum, Terry Lowe agrees not to engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or scheduled to be engaged) by Metallicum or the Purchaser in any areas where Metallicum or the Purchaser engage in business; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or scheduled to be engaged) by Metallicum or the Purchaser in any areas where Metallicum or the Purchaser engage in business; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Metallicum or the Purchaser, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between Metallicum or the Purchaser and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than Metallicum, any confidential information of Metallicum or the Purchaser. Nothing in this Section 6.9 shall be deemed, however, to prevent Terry Lowe from owning securities of any publicly-owned corporation engaged in any such business, provided that the total amount of securities of each class owned by such individual in such publicly-owned corporation (other than Purchaser) does not exceed two percent (2%) of the outstanding securities of such class. In addition, no Seller shall make any negative statement of any kind concerning Metallicum, the Purchaser or their affiliates, or their directors, officers or agents, except as such may be compelled by legal proceeding or governmental action or authority.

ARTICLE VII CONDITIONS TO CLOSING

7.1	Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof;
(b)

the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)	the Sellers shall have obtained all consents and waivers with respect to the transactions contemplated by this Agreement;
(d)

no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, Metallicum, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)	the Purchaser shall have received the written resignations of each director of Metallicum.

Metallicum may provide the Purchaser with information required by Article IV of this Agreement within thirty days after the Closing Date. The Purchaser shall consummate the transaction on the Closing Date without receiving that information.

7.2	Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;
(b)

the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

(c)

no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, Metallicum, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VIII DOCUMENTS TO BE DELIVERED

8.1	Documents to be Delivered by the Sellers.

At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a)

stock certificates representing the Shares referred to in Section 7.1(c) hereof, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(b)	written resignations of each of the directors of Metallicum;
(c)

certificate of good standing with respect to Metallicum issued by the Secretary of State of the State of incorporation, and for each state, if any, in which Metallicum is qualified to do business as a foreign corporation; and

(d)	such other documents as the Purchaser shall reasonably request.

8.2	Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Sellers the following:

(a)	The shares to be delivered pursuant to 2.1(a) are delivered to the Sellers; and
(b)	such other documents as the Sellers shall reasonably request.

ARTICLE IX INDEMNIFICATION

9.1	Indemnification.
(a)

Terry Lowe hereby agrees to indemnify and hold the Purchaser, Metallicum, and their respective directors, officers, employees, affiliates, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i)

any and all liabilities of Metallicum of every kind, nature and description, absolute or contingent, existing as against Metallicum prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been disclosed in this Agreement, fully provided for in the Balance Sheet, or disclosed in the notes thereto or were incurred in the ordinary course of business between the Balance Sheet Date and the Closing Date;

(ii)

any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Section 4 hereof to be true and correct in all respects as of the date made; and

(iii)	any and all Expenses incident to the foregoing.
(b)	Purchaser hereby agrees to indemnify and hold the Sellers and their respective affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:
(i)

any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof to be true and correct as of the date made;

(ii)

any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of Metallicum from and after the Closing Date, unless such claim is for a pre-Closing matter; and

(iii)

any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement;

(iv)

any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, “Expenses”) incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, “Losses”).

9.2	Limitations on Indemnification for Breaches of Representations and Warranties.

Notwithstanding anything else contained herein, the maximum liability Terry Lowe shall be required to pay hereunder, in the aggregate, shall be the monetary value of the aggregate amount of shares of the Purchaser paid or delivered to Terry Lowe on the Closing Date (the “Cap”). In addition, if any Loss or Expense of Purchaser is covered by insurance, Terry Lowe shall not be required to indemnify Purchaser for the amount of such Losses or Expenses to the extent of such insurance proceeds and Terry Lowe shall only pay Purchaser the excess of the Losses and Expenses, if any, over such insurance proceeds, subject to the Cap. Following the Closing, other than in cases of fraud, this Article 9 shall be the sole and exclusive remedy of the parties hereto and their successors and assigns with respect to any and all claims for Losses and Expenses sustained or incurred arising out of this Agreement.

ARTICLE X MISCELLANEOUS

10.1	Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto.

10.2	Expenses.

Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall Metallicum bear any of such costs and expenses.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

10.3	Further Assurances.

The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.4	Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of New York, both substantive and remedial, without regard to New York conflicts of law principles. Any judicial proceeding brought against either of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York County, or in the United States District Court for the Southern District of New York and, by its execution and delivery of this Agreement, each party to this Agreement accepts the jurisdiction of such courts. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement

10.5	Entire Agreement; Amendments and Waivers.

This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

10.7	Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or via recognized overnight courier service with all charges prepaid or billed to the account of the sender to the parties (and shall also be transmitted by facsimile to the parties receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Purchaser:

Manhattan Scientifics, Inc.

Chrysler Building

405 Lexington Avenue

New York, NY 10174

Phone: (212) 752-0505

Facsimile: (212) 752-0077

Copy to:

Gregory Sichenzia, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Facsimile: (212) 930-9725

(b)	Sellers:

Metallicum, Inc.

1207 Callejon Arias

Santa Fe, NM 87501

Attn: Terry Lowe

Phone: 505-670-8755

Facsimile: 505.989.9955

10.8	Binding Effect; Assignment; Severability

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

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IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed this Stock Purchase Agreement as of the date first set forth above.

MANHATTAN SCIENTIFICS, INC.

By:	________________________________
Emmanuel Tsoupanarias,
Chief Executive Officer

METALLICUM, INC.

By:________________________________

Terry Lowe,
Chief Executive Officer and President

SELLER

By:________________________________

Name:_____________________________